Exhibit 99.1

FuelCell Energy Reports First Quarter of Fiscal 2025 Results

First Quarter Fiscal 2025 Summary

(All comparisons are year-over-year unless otherwise noted)

●Revenue of $19.0 million, compared to $16.7 million
●Gross loss of $(5.2) million compared to $(11.7) million
●Loss from operations of $(32.9) million compared with $(42.5) million
●Net loss per share was $(1.42) compared with $(1.37)

DANBURY, Conn., March 11, 2025 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (NASDAQ: FCEL) today reported financial results for its first quarter ended January 31, 2025.

“We’ve made measurable strides since our global restructuring was announced early in the first fiscal quarter. Our cost-saving initiatives are already yielding positive outcomes, and our commitment to uncovering and capitalizing on growth opportunities is paying off,” said Jason Few, President and Chief Executive Officer. “Compared to the first quarter of last fiscal year, our revenue has grown while our expenses have declined, significantly narrowing our operating losses and accelerating our journey towards profitability. Looking ahead, we expect this quarter will be the low-water mark for our quarterly revenue for fiscal year 2025 based on our expected production and module shipment schedule, especially as it relates to our module deliveries to our customers in Korea.”

“We are excited to report concrete progress in our efforts to capture the growing data center market through our planned partnership with Diversified Energy Co. PLC and TESIAC to jointly form, capitalize and operate an acquisition development company, which was announced subsequent to the end of the quarter,” added Mr. Few. “We believe this collaborative partnership will meet the urgent need for power demanded by data centers across Virginia, West Virginia and Kentucky. In addition, our joint development agreement with Malaysia Marine and Heavy Engineering Sdn Bhd to collaborate on the co-development of large-scale electrolysis systems and technologies focused on E-fuels and decarbonizing petrochemicals across Asia, New Zealand and Australia marks another exciting milestone. Beyond these initiatives, we are making headway with the joint development of our carbon capture technology with ExxonMobil Technology and Engineering Company and have delivered our solid oxide electrolysis cell demonstration unit to the U.S. Department of Energy’s Idaho National Laboratory. Looking to the remainder of fiscal 2025, we see significant opportunity to boost both product and generation revenue, while maintaining cost controls and a steadfast commitment to operational excellence.”

Consolidated Financial Metrics

	Three Months Ended January 31,
(Amounts in thousands, except per share data) (1)	2025	2024	Change
Total revenues	$18,997	$16,691	14%
Gross loss	(5,204)	(11,725)	(56%)
Loss from operations	(32,851)	(42,478)	(23%)
Net loss	(32,386)	(44,399)	(27%)
Net loss attributable to common stockholders	(29,126)	(20,593)	41%
Net loss per basic and diluted share	$ (1.42)	$ (1.37)	4%

EBITDA *	(22,905)	(33,879)	(32%)
Adjusted EBITDA *	$ (21,073)	$ (29,144)	(28%)

(1) All historic per share figures have been retroactively adjusted to reflect the Company’s reverse stock split that became effective on November 8, 2024.

* A reconciliation of non-GAAP measures EBITDA and Adjusted EBITDA is contained in the appendix to this press release.

First Quarter of Fiscal 2025 Results

(All comparisons are between first quarter of fiscal 2025 and first quarter of fiscal 2024 unless otherwise noted)

First quarter revenue of $19.0 million represents an increase of 14% from the comparable prior year quarter.

●	Product revenues were $0.1 million compared to no product revenue recognized for the comparable prior year period.

●	Service agreements revenues increased to $1.8 million from $1.6 million. The increase in service agreements revenues during the three months ended January 31, 2025 was primarily driven by revenue recognized under the Company’s long-term service agreement with Gyeonggi Green Energy Co., Ltd. (“GGE”) for GGE’s 58.8 MW fuel cell power plant platform in Hwasong-si, Korea. There were no module exchanges during either period presented.

●	Generation revenues increased to $11.3 million from $10.5 million. The increase reflects an increase in revenue of $1.7 million generated by the 14.0 MW Derby Fuel Cell Project and the 2.8 MW SCEF Fuel Cell Project, both located in Derby, Connecticut and both of which became operational in December 2023, partially offset by lower revenue from other plants due to lower output resulting from routine maintenance activities.

●	Advanced Technologies contract revenues increased to $5.7 million from $4.6 million. Advanced Technologies contract revenues recognized under our Joint Development Agreement with ExxonMobil Technology and Engineering Company (“EMTEC”) were approximately $1.2 million, revenues arising from the purchase order received from Esso Nederland B.V. (“Esso”), an affiliate of EMTEC and Exxon Mobil Corporation, related to the Rotterdam project were approximately $3.5 million and revenue recognized under government contracts and other contracts were approximately $1.0 million for the three months ended January 31, 2025. This compares to Advanced Technologies contract revenues recognized under our Joint Development Agreement with EMTEC of approximately $2.5 million, revenue recognized under the Esso purchase order of approximately $1.0 million and revenue recognized under government contracts and other contracts of approximately $1.1 million for the three months ended January 31, 2024.

Gross loss for the first quarter of fiscal 2025 totaled $(5.2) million, compared to a gross loss of $(11.7) million in the comparable prior year quarter. The decrease in gross loss for the first quarter of fiscal 2025 was primarily related to the lower cost of generation revenues during the first quarter of fiscal 2025 as the Company recorded a derivative gain of $1.8 million, as compared to a derivative loss of $(1.9) million in the first quarter of fiscal 2024 as a result of net settling certain natural gas purchases under the previous normal purchase normal sale contract designation. The lower cost of generation revenues was also a result of a reduction in the expensed construction costs related to the Toyota Project, which were $0.3 million in the first quarter of fiscal 2025, compared to $3.5 million in the first quarter of fiscal 2024 (which also included expensed gas costs).

Operating expenses for the first quarter of fiscal 2025 decreased to $27.6 million from $30.8 million in the first quarter of fiscal 2024. Administrative and selling expenses decreased to $15.0 million during the first quarter of fiscal 2025 from $16.4 million during the first quarter of fiscal 2024. The decrease in administrative and selling expenses is primarily due to lower compensation expense as a result of the recent restructuring actions.

Research and development expenses decreased to $11.1 million during the first quarter of fiscal 2025 compared to $14.4 million in the first quarter of fiscal 2024. The decrease in research and development expenses is primarily due to a decrease in spending on our ongoing commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon separation and carbon recovery solutions compared to the comparable prior year period, as well as a shift in engineering resource allocation toward supporting an increase in funded Advanced Technologies activities.

Net loss was $(32.4) million in the first quarter of fiscal 2025, compared to net loss of $(44.4) million in the first quarter of fiscal 2024.

Adjusted EBITDA totaled $(21.1) million in the first quarter of fiscal 2025, compared to Adjusted EBITDA of $(29.1) million in the first quarter of fiscal 2024. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the first quarter of fiscal 2025 was $(1.42), compared to $(1.37) in the first quarter of fiscal 2024. The increase in net loss per share is primarily due to the decreased net loss attributable to noncontrolling interest during the three months ended January 31, 2025 (compared to the net loss attributable to noncontrolling interest that benefitted the comparable prior year period), partially offset by a decrease in loss from operations. The net loss per common share for the three months ended January 31, 2025 benefited from the higher number of weighted average shares outstanding due to share issuances since January 31, 2024.

Restructuring and Operational Update

In November 2024, we announced a global restructuring of our operations in the U.S., Canada, and Germany that aims to significantly reduce operating costs, realign resources toward advancing the Company’s core technologies, and protect the Company’s competitive position amid slower-than-expected investments in clean energy. We believe that the restructuring plan will allow us to prioritize commercially available technologies to reflect changing market opportunities with an updated strategic plan. In connection with this restructuring plan, we expect to reduce operating costs by approximately 15% in fiscal year 2025, compared with fiscal year 2024. The restructuring plan included a reduction in our workforce of approximately 13%, or 75 employees, in November 2024 and includes reduced spending for product development, overhead and other costs.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $270.7 million as of January 31, 2025, compared to $318.0 million as of October 31, 2024. Of the $270.7 million as of January 31, 2025, unrestricted cash and cash equivalents totaled $98.1 million, short-term investments totaled $110.3 million and restricted cash and cash equivalents totaled $62.4 million. Of the $318.0 million total as of October 31, 2024, unrestricted cash and cash equivalents totaled $148.1 million, short-term investments totaled $109.1 million and restricted cash and cash equivalents totaled $60.8 million. Short-term investments represent the amortized cost of U.S. Treasury Securities outstanding and held by the Company as of January 31, 2025 and October 31, 2024.

“During the quarter, we utilized short term cash to build our inventory of modules to be shipped to Korea under our long-term service agreement with GGE, as well as inventory being safe harbored for U.S. projects,” said Mr. Michael Bishop, Executive Vice President, Chief Financial Officer and Treasurer. “We expect to recognize revenue from the module shipments to GGE in fiscal 2025 and 2026.  In the fourth quarter of fiscal 2024, we were able to arrange working capital financing from the Export-Import Bank of the United States to support certain obligations under our long-term service agreement with GGE, and we remain focused on finding similar supportive capital structures as we execute on our growth strategy.”

During the three months ended January 31, 2025, approximately 0.7 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $9.19 per share, resulting in gross proceeds of approximately $6.3 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $5.9 million after deducting sales commissions and fees totaling approximately $0.4 million.

Backlog

	As of January 31,
(Amounts in thousands)	2025	2024	Change
Product	$ 111,211	$ 0	$111,211
Service	172,326	140,361	31,965
Generation	997,397	861,579	135,818
Advanced Technologies	31,566	23,354	8,212
Total Backlog	$1,312,500	$ 1,025,294	$287,206

As of January 31, 2025, backlog increased by approximately 28.0% to $1.31 billion, compared to $1.03 billion as of January 31, 2024, in part, as a result of the long-term service agreement entered into with GGE (the “GGE Agreement”) during the third quarter of fiscal year 2024. Backlog for the GGE Agreement has been allocated between product backlog and service backlog. Product backlog is being, and will be, recognized as revenue as the Company completes commissioning of the replacement modules. Under the GGE Agreement, commissioning of the first six 1.4-MW replacement fuel cell modules was completed in the fourth quarter of fiscal year 2024. An additional 30 1.4-MW replacement fuel cell modules are expected to be commissioned throughout the course of calendar year 2025, and the remaining six 1.4-MW replacement fuel cell modules are expected to be commissioned in the first half of calendar year 2026. Service backlog is being, and will be, recognized as revenue as the Company performs service at the GGE site over the term of the GGE Agreement. Backlog also increased as a result of entering into a 20-year power purchase agreement for a 7.4 MW fuel cell power plant that the Company will build in Hartford, CT. This power purchase agreement has added approximately $167.4 million in backlog.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) or hydrogen power purchase agreement (“HPPA”) are included in generation backlog, which represents future revenue under long-term PPAs and HPPAs. The Company’s ability to recognize revenue in the future under a PPA or HPPA is subject to the Company’s completion of construction of the project covered by such PPA or HPPA. Should the Company not complete the construction of the project covered by a PPA or HPPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 16 years as of January 31, 2025, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss first quarter of fiscal year 2025 results as well as key business highlights. Participants can access the live call via webcast on the Company’s website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the

“Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the March 11th earnings call event, or click here.
●	Alternatively, participants can dial 888-330-3181 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the implementation, effect, and potential impact of the Company’s restructuring plan, the Company’s plan to reduce operating costs, the capabilities of the Company’s products, and the markets in which the Company expects to operate. Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations; our ability to maintain compliance with the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; delays in our timeline for bringing commercially viable products to market; our ability to develop additional commercially viable products; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; the risk that our restructuring plan and workforce reduction will not result in the intended benefits or savings; the risk that our restructuring plan and workforce reduction will result in unanticipated costs; and our ability to reduce operating costs, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in delivering environmentally responsible distributed baseload energy platform solutions through our proprietary fuel cell technology. FuelCell Energy is focused on advancing sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, resilience, reliability, affordability, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, municipalities, and communities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.
ir@fce.com
203.205.2491

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2025	October 31, 2024
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$98,070	$148,133
Restricted cash and cash equivalents – short-term	12,627	12,161
Investments – short-term	110,298	109,123
Accounts receivable, net	9,242	11,751
Unbilled receivables	41,881	36,851
Inventories	125,755	113,703
Other current assets	13,365	12,736
Total current assets	411,238	444,458

Restricted cash and cash equivalents – long-term	49,725	48,589
Inventories – long-term	2,743	2,743
Project assets, net	236,693	242,131
Property, plant and equipment, net	135,251	130,686
Operating lease right-of-use assets, net	7,980	8,122
Goodwill	4,075	4,075
Intangible assets, net	14,455	14,779
Other assets	45,375	48,541
Total assets (1)	$907,535	$944,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,886	$15,924
Current portion of operating lease liabilities	798	807
Accounts payable	18,445	22,585
Accrued liabilities	23,553	30,362
Deferred revenue	5,192	4,226
Total current liabilities	64,874	73,904
Long-term deferred revenue	3,077	3,010
Long-term operating lease liabilities	8,691	8,894
Long-term debt and other liabilities	125,797	130,850
Total liabilities (1)	202,439	216,658

Redeemable Series B preferred stock (liquidation preference of $64,020 as of January 31, 2025 and October 31, 2024)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of January 31, 2025 and October 31, 2024; 21,143,772 and 20,375,932 shares issued and outstanding as of January 31, 2025 and October 31, 2024, respectively)	2	2
Additional paid-in capital	2,306,879	2,300,031
Accumulated deficit	(1,669,876)	(1,641,550)
Accumulated other comprehensive loss	(1,793)	(1,561)
Treasury stock, Common, at cost (19,583 and 12,543 shares as of January 31, 2025 and October 31, 2024, respectively)	(1,268)	(1,198)
Deferred compensation	1,268	1,198
Total stockholders’ equity	635,212	656,922
Noncontrolling interests	10,027	10,687
Total equity	645,239	667,609
Total liabilities, redeemable Series B preferred stock and total equity	$$907,535	$944,124
(1)	As of January 31, 2025 and October 31, 2024, the combined assets of the variable interest entities (“VIEs”) were $317,632 and $311,723, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $2,388, accounts receivable of $179, unbilled accounts receivable of $11,053, operating lease right of use assets of $1,658, other current assets of $144,873, restricted cash and cash equivalents of $734, project assets of $153,569 and other assets of $3,178 as of January 31, 2025, and cash of $2,891, accounts receivable of $674, unbilled accounts receivable of $9,479, operating lease right of use assets of $1,663, other current assets of $135,756, restricted cash and cash equivalents of $639, project assets of $157,604 and other assets of $3,018 as of October 31, 2024. The combined liabilities of the VIEs as of January 31, 2025 include short-term operating lease liabilities of $204, accounts payable of $186,240, accrued liabilities of $405, long-term operating lease liability of $2,138, derivative liability of $2,109 and other non-current liabilities of $287 and, as of October 31, 2024, include short-term operating lease liabilities of $204, accounts payable of $181,274, accrued liabilities of $341, deferred revenue of $20, derivative liabilities of $3,693, long-term operating lease liability of $2,142 and other non-current liabilities of $240.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2025	2024
Revenues:
Product	$72	$-
Service	1,848	1,617
Generation	11,346	10,493
Advanced Technologies	5,731	4,581
Total revenues	18,997	16,691
Costs of revenues:
Product	3,036	2,391
Service	1,668	1,888
Generation	15,294	20,894
Advanced Technologies	4,203	3,243
Total costs of revenues	24,201	28,416
Gross loss	(5,204)	(11,725)
Operating expenses:
Administrative and selling expenses	15,030	16,400
Research and development expenses	11,081	14,353
Restructuring	1,536	-
Total costs and expenses	27,647	30,753
Loss from operations	(32,851)	(42,478)
Interest expense	(2,607)	(2,338)
Interest income	2,388	4,067
Other (income) expense, net	684	(3,650)
Loss before provision for income taxes	(32,386)	(44,399)
Provision for income taxes	-	-
Net loss	(32,386)	(44,399)
Net loss attributable to noncontrolling interest	(4,060)	(24,606)
Net loss attributable to FuelCell Energy, Inc.	(28,326)	(19,793)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(29,126)	$(20,593)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(1.42)	$(1.37)
Basic and diluted weighted average shares outstanding	20,501,663	15,054,568

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended January 31,

(Amounts in thousands)	2025	2024
Net loss	$ (32,386)	$ (44,399)
Depreciation and amortization (1)	9,946	8,599
Provision for income taxes	-	-
Other (income) expense, net (2)	(684)	3,650
Interest income	(2,388)	(4,067)
Interest expense	2,607	2,338
EBITDA	$ (22,905)	$ (33,879)
Stock-based compensation expense	2,142	2,876
Unrealized (gain) loss on natural gas contract derivative assets (3)	(1,846)	1,859
Restructuring	1,536	-
Adjusted EBITDA	$ (21,073)	$ (29,144)

(1)	Includes depreciation and amortization on our Generation portfolio of $8.0 million and $6.8 million for the three months ended January 31, 2025 and 2024, respectively.
(2)	Other (income) expense, net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded a mark-to-market net (gain) loss of ($1.8) million and $1.9 million for the three months ended January 31, 2025 and 2024, respectively, related to natural gas purchase contracts as a result of net settling certain natural gas purchases under previous normal purchase normal sale contract designations, which resulted in a change to mark-to-market accounting. These gains and losses are classified as Generation cost of sales.